EX-10.47

           Nu Skin Enterprises, Nu Skin International and Nu Skin USA
                   Employee Incentive Bonus Plan (the "Plan")
                             Effective July 1, 1998

Introduction:

         A performance based incentive plan was introduced to Nu Skin Employees at the beginning of 1998. The employees of Nu Skin International ("NSI") and Nu Skin USA ("NSUSA") were participants in that plan. The acquisition of NSI by Nu Skin Asia Pacific (name changed to Nu Skin Enterprises ("NSE") led to the termination of that plan and the adoption of the Plan which is described below.

Purpose:

         The purpose of the Plan is to focus  employees on excellent,  sustained
         performance  that  leads  to  long-term   growth,   profitability   and
         stability.

Objectives:

         - To increase revenue and profit and to improve the efficiency and effectiveness of operations
         - To maintain steady long-term growth
         - To create a performance based incentive program
         - To motivate employees

Employee Incentive Bonus Plan Summary:

         The Plan includes a base portion and a stretch portion. The base and stretch format provides increased incentive for superior performance. The incentive bonus that can be earned under the Plan is determined by how well the company, departments and employees perform relative to earnings targets, revenue targets, department goals and individual goals. Under the Plan, failure to achieve at least 90% of the earnings target disqualifies employees from receiving an incentive bonus in any area of the four areas noted. Earnings are 40%, revenue 20%, department goals 20% and individual goals 20% of the base portion bonus. The stretch bonus is 60% based on earnings performance and 40% based on revenue performance.

         The base portion applies when actual performance is greater than 90% of the target but does not exceed the target. The stretch portion relates only to revenue and earnings goals and applies when actual performance exceeds the target. If the earnings performance does not exceed the target no stretch incentive can be earned for exceeding the revenue target. Individual and department goals are not applicable to the stretch portion as achievement of more than 100% of those goals is not possible. If the actual performance for earnings exceed 120% of the target a portion of the bonus will be deferred for those with a grade of 20 or higher.
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         The  earnings   and  revenue   performance   targets  are   established
         semi-annually. Department and individual goals are also established every six months. Employees will be able to track progress toward achieving the targets by receiving on a quarterly basis, a percentage number that indicates actual performance compared to the targets.

         The maximum bonus, expressed as a percentage of base salary, that can be earned under the Plan is based on the position held by the employee and the grade associated with the position. The following table contains the maximum percentage for the indicated grade categories.

             (Less than      (Less than        (Greater than
                100%)           120%)             120%)
  Grade         Base %         Stretch %      Double Stretch %      Maximum %
---------    ----------      -----------      ----------------      ---------
1-18            5.0% +           7.5% +             7.5% =             20.0%
19-22          10.0% +          15.0% +            15.0% =             40.0%
23-24, SC      15.0% +          22.5% +            22.5% =             60.0%
25-26, MC      20.0% +          30.0% +            30.0% =             80.0%
VP's, LC       30.0% +          50.0% +            50.0% =            130.0%
CFO, LC        35.0% +          60.0% +            60.0% =            155.0%
COO            40.0% +          75.0% +            75.0% =            190.0%

Deferred Bonuses:

         Stretch incentives earned when earnings and revenue performances exceed 120% of the target will be deferred, in part, for employees with grades of 20 or higher. 1/3rd of the additional incentive is paid currently on March 15 along with any amounts due for the stretch and base portions and 1/3rd is paid in each of the two following calendar years as long as 90% of the earnings target is achieved during the following year(s) and the employee is employed by the company at the time the payment is made; otherwise the deferred portion is forfeited.

Employment Requirements:

         Employees must be currently employed at the time the incentive is paid in order to receive the incentive bonus. The incentive plan was created to encourage employees to be committed to Nu Skin's long-term success and should function as an incentive for the employee to remain a contributor. Therefore, an employee is not eligible to receive an incentive bonus if the employee terminates employment, for any reason, prior to the date the incentive bonus is paid.
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Individual and Department Goals:

         Employees must achieve at least 80 percent of each individual goal in order for that goal to count toward their incentive bonus. Since goals are set at the distinguished level, 80 percent achievement reflects that the employee has performed at a "competent" level. If an employee gets below 80 percent achievement on a particular goal, that goal is not considered achieved and counts for zero. It is averaged in with the rest of the goals to determine the total amount of incentive bonus an employee receives. At least 80% of all individual and department goals must be achieved to receive any incentive related to those areas. In addition, if employees don't go through the process of setting goals and having those goals approved by their managers, they will be ineligible for any kind of incentive bonus.

Eligible Participants:

         All employees of NSE, NSI and NSUSA who are employed prior to the beginning of the incentive period are eligible to participate.

Timing of bonus payments:

         The Plan includes two six-month periods, one ending June 30 and one ending December 31.

         Incentive bonuses earned under the Plan, if any, will be paid semi-annually on or near March 15 and September 15.

Other Compensation Issues:

         When appropriate and as approved by the Board of Directors annual merit increases will be granted effective the first pay period which starts in July (generally the second paycheck received in July). The amount of the merit increase will vary from year to year and will be based on various relevant factors, as determined by management, including company performance, market conditions and employee performance.

         In the past Executive Management has generally provided a non-cash gift to employees in December. The value and nature of this gift can change. This practice is expected to continue but could be discontinued or altered at anytime at the discretion of Executive Management.